Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Joseph Harris Joins the Board of Directors of Orthovita

For Immediate Release

April 1, 2005

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Friday, April 1, 2005 - Orthovita, Inc. (NASDAQ NM: VITA), a developer of orthopedic biomaterials, today announced that Joseph Harris has joined its Board of Directors. On February 23, the members of the Board unanimously appointed Mr. Harris to a newly created director position, effective as of April 1, 2005.

Mr. Harris formerly served from 1996 to 2000 as Senior Vice President and Director of Corporate Strategy and Development for SmithKline Beecham, currently Glaxo SmithKline, a multi-billion dollar global research based pharmaceutical company. During his tenure in that role, he analyzed, planned and executed several strategic transactions for the company totaling in excess of $2 billion, including acquisitions, divestitures and joint ventures.

Prior to his position with SmithKline Beecham, Mr. Harris served from 1986 to 1996 as Managing Director of Business Development for Eastman Kodak Company, a global manufacturer and marketer of traditional and digital imaging products and services. In this position, he planned and managed over 45 strategic transactions, including acquisitions, divestitures, joint ventures and licensing transactions, totaling in excess of $10 billion.

Mr. Harris has also served in senior management positions with companies that manufacture and market electronics and medical devices. Mr. Harris practiced as a certified public accountant with the accounting firm of Coopers & Lybrand and as an attorney with The MacKenzie Law Firm.

Mr. Harris holds a BS in accounting, an MBA in finance and a law degree from Syracuse University. He currently serves on the Board of Diomed, Inc., a publicly traded medical device company, and Pacific Health Laboratories, Inc., a publicly traded nutritional products company, and is a partner and fund manager of Trillium Lakefront Partners, III, a technology venture capital fund that focuses on technologies in life sciences, photonics, imaging and nano-technology.

“We are pleased with the addition of Mr. Harris to our Board,” said David Fitzgerald, chairman of the board of directors at Orthovita, Inc. “His broad experience in strategic acquisitions, joint ventures and licensing transactions should serve the company well as it seeks to diversify its business through the addition of new products for its focused biomaterials distribution channel by way of strategic, development and distribution relationships with other companies in biomaterials.”

About the Company

Orthovita is a biomaterials company with proprietary technologies for the development and commercialization of synthetic, biologically active, tissue engineering products for orthopedic and neurosurgical applications. Our products are used in the regeneration of bone and soft tissue. Our near-term commercial business is based on our Vitoss® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-derived bone material to meet a broad range of orthopedic clinical needs in the spine, trauma, joint reconstruction, revision surgery and extremities markets, and Vitagel™ Surgical Hemostat, which is a safe adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our Cortoss® Synthetic Cortical Bone technology platform, which is designed for injections in osteoporotic spines to treat vertebral compression fractures. Orthovita works jointly with Kensey Nash Corporation and Angiotech Pharmaceuticals, Inc., to develop and market novel synthetic-based biomaterial products, and continues to pursue similar relationships with other companies in biomaterials.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitations, our products and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, the rate at which we invest in our field sales network, the ability of our field sales network to generate new sales, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, our success in expanding our commercial product portfolio and distribution channel, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as from Orthovita by request. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.